Freeport-McMoRan Copper & Gold Inc. Announces $210.5 Million Mandatory Redemption for its

Gold-Denominated Preferred Stock, Series I

NEW ORLEANS, LA, July 31, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that the redemption value of its Gold-Denominated Preferred Stock (NYSE: FCX Pr B, CUSIP 35671D600) will total $210.5 million.  On August 1, 2003 FCX will redeem the 6.0 million depositary shares of FCX Pr B outstanding for $35.085 per depositary share.  The $35.085 redemption price is equal to 0.10 times the arithmetic average of the London P.M. gold fixing price for an ounce of gold in the London bullion market on each of the 20 trading days ending on July 30, 2003.

This transaction will reduce FCX’s total consolidated debt by $232.6 million and will result in a gain of $22.1 million, $11.4 million to net income, on the redemption in the third quarter of 2003.  As a result of this transaction and assuming a gold price of $350 per ounce, FCX’s annual preferred dividends will be reduced by approximately $7.4 million per year.  FCX expects its unrestricted cash position at the end of 2003, assuming a copper price of $0.75 per pound and gold price of $350 per ounce in the second half of 2003, to approximate $440 million.

As previously announced, written notice of the specific terms for the mandatory redemption, along with a transmittal form, were mailed to registered holders of the depositary shares by Mellon Investor Services LLC (Mellon), the redemption agent, on June 23, 2003.  Registered holders of depositary shares can deliver the transmittal form along with their certificates representing depositary shares to Mellon in order to receive the redemption amount plus any accrued and unpaid dividends.  Any questions may also be directed to Mellon at 1-800-777-3674.

The distribution of cash proceeds from the mandatory redemption will be a taxable event.  Depositary shareholders should consult their tax advisors regarding their individual circumstances.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding, projected increase in net income, projected reduction in preferred dividends, and projected unrestricted cash.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.